KMJ | Corbin & Company
Business Advisors Tax and Audit

June 26, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Roomlinx, Inc.
Commission File No: 000-26213

Dear Ladies and Gentlemen:

We have read the disclosure set forth in Item 4.01 of the Current Report on Form 8-K dated June 26, 2015 of Roomlinx, Inc. and are in agreement with the statements insofar as they pertain to our firm.

Very truly yours,

KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

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